SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-1(c))

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                           PETROLEUM GEO-SERVICES ASA
                                (Name of Issuer)

                 Ordinary Shares, Nominal Value NOK30 per share,
                and American Depositary Shares each representing
                    one Ordinary Share, Nominal Value NOK30.
                         (Title of Class of Securities)

                                    716559105
                                 (CUSIP Number)

                                 April 22, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 13 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 716559105                13G                    Page 2 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSON (ENTITIES ONLY)
                                              Blue Ridge Limited Partnership
                                              13-3891223
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            New York
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                976,329
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                976,329
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                976,329
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                4.88%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 716559105                13G                    Page 3 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSON (ENTITIES ONLY)
                             Blue Ridge Offshore Master Limited Partnership
                                           98-0412446
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                     Cayman Islands, BWI
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                491,764
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                491,764
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                491,764
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                2.46%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 716559105               13G                    Page 4 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                   JAG Holdings LLC
                                                   13-3879585
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            New York
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                976,329
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                976,329
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                976,329
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                4.88%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 716559105               13G                    Page 5 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                JAG Offshore Holdings LLC
                                                52-2415816
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                     New York
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                491,764
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                491,764
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                491,764
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                2.46%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 716559105                13G                    Page 6 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  John A. Griffin
                                                  Not Applicable
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                1,468,093
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                1,468,093
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                1,468,093
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                7.34%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 716559105               13G                    Page 7 of 13 Pages


Item 1(a).     Name of Issuer:

     The name of the issuer is Petroleum Geo-Services ASA (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at Strandveien 4, N-1366 Lysaker, Lysaker, Norway.


Item 2(a). Name of Person Filing: Blue Ridge Limited Partnership; Blue Ridge Offshore Master Limited Partnership; JAG Offshore Holdings LLC; JAG Holdings LLC; John A. Griffin.

      (b). Address of Principal Business Office or, if None, Residence:

     The business address of each of Blue Ridge Limited Partnership, JAG Holdings LLC, and JAG Offshore Holdings LLC, is 660 Madison Avenue, 20th Floor, New York, NY 10021.

     The business address of Blue Ridge Offshore Master Limited Partnership is c/o M&C Corporate Services Limited, PO Box 309, Ugland House, George Town, Grand Cayman, Cayman Islands.

      (c). Citizenship:

     Blue Ridge Limited Partnership is a New York limited partnership.
JAG Holdings LLC is a New York limited partnership. Blue Ridge Offshore Master Limited Partnership is a Cayman Islands limited partnership. JAG Offshore Holdings LLC is a New York limited liability company. John A. Griffin is a citizen of the United States.

      (d). Title of Class of Securities:

     Ordinary Shares, Nominal Value NOK30 per share, and American Depositary Shares each representing one Ordinary Share, Nominal Value NOK30 (the "Common Stock").

      (e). CUSIP Number:

      716559105


Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

CUSIP No. 716559105                 13G                    Page 8 of 13 Pages


          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ] Investment Adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.   Ownership.

     A. Blue Ridge Limited Partnership
          (a) Amount beneficially owned: 976,329
          (b) Percent of class: 4.88%. The percentages used herein and in the rest of Item 4 are calculated based upon the 20,000,000 shares of Common Stock issued and outstanding as of July 27, 2004, as reflected in the Company's
Form 6-K for the month of June 2004.
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 976,329
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 976,329

     B. Blue Ridge Offshore Master Limited Partnership
          (a) Amount beneficially owned: 491,764
          (b) Percent of class: 2.46%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 491,764
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 491,764

     C. JAG Holdings LLC
          (a) Amount beneficially owned: 976,329
          (b) Percent of class: 4.88%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 976,329
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 976,329

CUSIP No. 716559105                 13G                    Page 9 of 13 Pages


     D. JAG Offshore Holdings LLC
          (a) Amount beneficially owned: 491,764
          (b) Percent of class: 2.46%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 491,764
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 491,764

     E. John A. Griffin
          (a) Amount beneficially owned: 1,468,093
          (b) Percent of class: 7.34%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 1,468,093
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 1,468,093

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     JAG Holdings LLC, the general partner of Blue Ridge Limited Partnership, has the power to direct the affairs of Blue Ridge Limited Partnership, including decisions respecting the receipt of dividends from and the proceeds from the sale of Common Stock. JAG Offshore Holdings LLC, the general partner of Blue Ridge Offshore Master Limited Partnership, has the power to direct the affairs of Blue Ridge Offshore Master Limited Partnership, including decisions respecting the receipt of dividends from and the proceeds from the sale of Common Stock. Mr. Griffin is the Managing Member of JAG Holdings LLC and JAG Offshore Holdings LLC, and in that capacity directs their operations.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not Applicable.


Item 9.  Notice of Dissolution of Group.

     Not applicable.


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

CUSIP No. 716559105                 13G                   Page 10 of 13 Pages


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  July 27, 2004

                              BLUE RIDGE LIMITED PARTNERSHIP
                              By:  JAG HOLDINGS LLC, its General Partner



                              By: /s/ John A. Griffin
                                 ---------------------------------------
                                 Name:      John A. Griffin
                                 Title:     Managing Director


                              BLUE RIDGE OFFSHORE MASTER
                                LIMITED PARTNERSHIP
                              By:  JAG OFFSHORE HOLDINGS LLC, its
                                     General Partner



                              By:  /s/ John A. Griffin
                                 ---------------------------------------
                                 Name:      John A. Griffin
                                 Title:     Managing Member


                              JAG HOLDINGS LLC



                              By:  /s/ John A. Griffin
                                 ---------------------------------------
                                 Name:      John A. Griffin
                                 Title:     Managing Director

CUSIP No. 716559105                 13G                   Page 11 of 13 Pages


                              JAG OFFSHORE HOLDINGS LLC



                              By:  /s/ John A. Griffin
                                 ---------------------------------------
                                 Name:      John A. Griffin
                                 Title:     Managing Member

CUSIP No. 716559105                 13G                  Page 12 of 13 Pages


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                           PURSUANT TO RULE 13D-1(k)1


The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


Dated:  July 27, 2004

                              BLUE RIDGE LIMITED PARTNERSHIP
                              By:  JAG HOLDINGS LLC, its General Partner



                              By:  /s/ John A. Griffin
                                 ---------------------------------------
                                 Name:      John A. Griffin
                                 Title:     Managing Director


                              BLUE RIDGE OFFSHORE MASTER
                                LIMITED PARTNERSHIP
                              By:  JAG OFFSHORE HOLDINGS LLC, its
                                     General Partner



                              By:  /s/ John A. Griffin
                                 ---------------------------------------
                                 Name:      John A. Griffin
                                 Title:     Managing Member

CUSIP No. 716559105                 13G                  Page 13 of 13 Pages



                              JAG HOLDINGS LLC



                              By:  /s/ John A. Griffin
                                 ---------------------------------------
                                 Name:      John A. Griffin
                                 Title:     Managing Director




                              JAG OFFSHORE HOLDINGS LLC



                              By:  /s/ John A. Griffin
                                 ---------------------------------------
                                 Name:      John A. Griffin
                                 Title:     Managing Director